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                                                                    EXHIBIT 99.1
NEWS RELEASE


          SONUS ANNOUNCES THE FDA HAS REQUESTED ADDITIONAL INFORMATION
                      REGARDING THE ECHOGEN(R) NDA REVIEW


          COMPANY EXPECTS RESPONSE TO LEAD TO APPROVABILITY BY THE FDA

BOTHELL, WASH., February 26, 1998 -- SONUS Pharmaceuticals, Inc. (Nasdaq-NNM:
SNUS), today announced that the Company has received notice from the U.S. Food and Drug Administration (FDA) that approval of the EchoGen(R) New Drug Application (NDA) requires additional information. The Company expects to be able to provide completely all of the requested information. EchoGen(R) is the Company's proprietary fluorocarbon-based ultrasound contrast agent being investigated to improve ultrasound images for cardiology and radiology.

SONUS received official notice that the FDA has completed its review of the EchoGen(R) NDA and has asked the Company to provide additional information relating to the manufacturing processes, including chemistry and analytical methods validation, and to provide a re-analysis of some of the animal and clinical data. None of the FDA's questions or requests for data are related to the clinical safety of the product as reflected in the clinical trials with EchoGen(R). The Company will be providing these data to the FDA to allow completion of the review by the FDA. Once the issues are addressed to the FDA's satisfaction, SONUS anticipates that the FDA's final determination will be positive.

"Based on substantial additional clinical and pre-clinical work completed since the NDA was filed, we believe we can complete assembly of the information that the FDA has requested within a few weeks, although this period could be extended due to circumstances we cannot directly control," said Steven C. Quay, M.D., Ph.D., president and CEO of SONUS. "Some of the data requires re-analysis, which is underway at this time, and all of our efforts are focused on quickly responding to all remaining issues."

SONUS Pharmaceuticals, Inc., based in Bothell, Wash., is engaged in the research and development of ultrasound contrast agents and drug delivery systems based on its proprietary PhaseShift(TM) and fluorocarbon technology. The Company's products are being investigated to improve the diagnosis and treatment of heart disease, cancer and other debilitating conditions.


                                     -More-


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SONUS PHARMACEUTICALS, INC. - RECEIVES NOTICE FROM FDA
FEBRUARY 26, 1998
PAGE TWO



Contact:       Investors                           Media
               Gregory Sessler                     Kelly Ford
               SONUS Pharmaceuticals, Inc.         SONUS Pharmaceuticals, Inc.
               (425) 487-9500                      (425) 487-9500

Certain of the statements made in this news release are forward looking such as those relating to the regulatory approval of EchoGen(R). As discussed in SONUS' annual report on Form 10-K filed March 19, 1997, actual results could differ materially from those projected in the forward-looking statements as a result of the following factors, among others: EchoGen(R) will require regulatory approval, which approval is subject to certain regulatory requirements and can be lengthy and may include additional requests by the FDA; and market acceptance of EchoGen(R) will depend on a number of factors, including safety, efficacy, ease of administration and the presence of competitive imaging products or technologies. There can be no assurance that the FDA will approve EchoGen(R).

NOTE: SONUS Pharmaceuticals' press releases are available via PR Newswires' Company News on Call service. To receive previous SONUS press releases via fax, dial 1-800-758-5804, ext. 108377. SONUS releases also can be accessed on the Internet at http://prnewswire.com. Additional information about SONUS can be accessed at the SONUS Home Page, http://www.sonuspharma.com.



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